Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/Chief Financial Officer	Gregory Gin
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	ggin@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces Fourth Quarter and Full

Year 2005 Financial Results, as well as Guidance for 2006

Full Year 2005 Net Revenues Increase by 58% to $42.8 Million

2006 Net Revenues Expected to be in the Range of $64 Million to $68 Million

Two Pivotal Phase III Clinical Trials Expected in 2006

MALVERN, PA (March 7, 2006) – Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty pharmaceutical company, today announced financial results for the fourth quarter and year ended December 31, 2005. The Company also highlighted important commercial and clinical development progress during the year 2005 and provided 2006 guidance.

For the quarter ended December 31, 2005, Auxilium reported net revenues of $12.9 million compared to net revenues of $7.6 million in the fourth quarter of 2004, an increase of 70%. For fiscal year 2005, net revenues totaled $42.8 million compared to net revenues of $27.0 million for the full year 2004, an increase of 58%.

“Testim delivered very solid growth and market share gains during 2005, and we believe this indicates growing awareness of hypogonadism as a disease and increased acceptance that Testim is a ‘best-in-class’ product,” said Ms. Gerri Henwood, Chief Executive Officer. “We believe that Testim’s great results, the start of our co-promotion relationship with Oscient, and fantastic progress made by our development team made 2005 a transformational year that laid the foundation for our future growth.”

For the quarter ended December 31, 2005, Auxilium reported a net loss applicable to common stockholders of $(11.0) million compared to a net loss applicable to common stockholders of $(6.9) million for the comparable period in 2004. For the year ended

December 31, 2005, Auxilium’s net loss applicable to common stockholders was $(38.3) million, compared to a net loss of $(29.1) million for the comparable period in 2004.

2005 Highlights:

•	Testim share grew substantially in 2005: According to National Prescription Audit (“NPA”) data from IMS, a leading market research firm, Testim’s share of total prescriptions for the gel segment of the testosterone replacement market was 16.3% for the month of December 2005, compared with 11.5% for the month of December 2004. For the full year 2005, Testim’s market share was 13.8% of total prescriptions, versus 10.0% for the full year 2004.

•	Testim, a big part of 2005 market growth: Also according to IMS NPA data, the gel segment of the testosterone replacement market increased by 87,100 prescriptions in 2005. Testim’s incremental prescriptions in 2005 accounted for 81% of the total growth.

•	Testim co-promote put in place in 2005: In April, Auxilium announced that it had signed a co-promotion agreement with Oscient Pharmaceuticals Corp. (NASDAQ: OSCI) to promote Testim in the U.S. to primary care physicians (“PCPs”). This agreement provides Auxilium with greater reach and frequency of the Testim message to this important audience. According to IMS NPA data, Testim’s monthly total prescription market share with PCPs in the gel segment increased from 10.4% in April 2005 to 15.2% in December. Auxilium believes that this increase in market share reflects the continued efforts of its sales force and the early impact of Oscient’s representatives in the field.

•	AA2600 completes Phase II: In August 2005, Auxilium announced that it had completed a Phase II proof-of-principle study for its testosterone replacement transmucosal film product candidate (“AA2600”) which showed the product produced increased serum testosterone levels in hypogonadal men, it was well tolerated and the dosage form was rated desirable or acceptable by 97% of patients in the study.

•	Additional indication for AA4500: In December, Auxilium exercised its option to expand its exclusive global rights to an additional indication of AA4500, Auxilium’s injectable enzyme, to include Frozen Shoulder Syndrome.

•	Transmucosal film delivery system expanded to include pain products: In February 2005, Auxilium expanded its relationship with PharmaForm beyond urologic and hormone products to include exclusive, worldwide, royalty-bearing rights to develop, manufacture and market eight analgesic compounds using this proprietary, transmucosal film technology for the management of acute and chronic pain.

•	Initial Phase I study for AA2010 completed: In June, the initial Phase I proof-of-concept study of Auxilium’s overactive bladder transmucosal film product candidate (“AA2010”) was completed and Pharmacokinetic results confirmed that oxybutinin can be delivered through Auxilium’s transmucosal film delivery system.

•	$40.4 million raised in private placement: In June, Auxilium completed a $40.4 million private placement, in which it issued approximately 8.2 million shares of common stock and warrants to purchase an additional 2.1 million shares of common stock. Auxilium received approximately $39.0 million of net proceeds. Approximately 43% of the placement was made to existing shareholders and their affiliates, and the remaining amounts were sold to new institutional investors.

•	Two additional independent directors joined its Board: In December, Al Altomari and Oliver Fetzer were elected to Auxilium’s Board of Directors. Mr. Altomari, Chief Operating Officer at Barrier Therapeutics, Inc. (NASDAQ: BTRX), also serves on Auxilium’s Audit and Compliance Committee, filling the seat left open after Michael Wall resigned from the Board of Directors in June 2005. Dr. Fetzer, who serves on Auxilium’s Compensation Committee, currently is Senior Vice President, Corporate Development and Research & Development at Cubist Pharmaceuticals, Inc. (NASDAQ: CBST).

2006 Guidance

Financial Guidance

For 2006 Auxilium anticipates that:

•	net revenues will be in the range of $64 million to $68 million;

•	research and development spending will be in the range of $27 million to $30 million;

•	selling, general and administrative expenses will be in the range of $56 million to $58 million; and

•	net loss for 2006 will be at, or slightly lower than, the $38.3 million loss for 2005.

Research and Development Milestones

Auxilium expects to:

•	begin a pivotal Phase III trial for AA2600 early in the second quarter of 2006;

•	begin a pivotal Phase III study for AA4500 for the treatment of Dupuytren’s Disease around mid-year 2006; and

•	commence a Phase IIb dose ranging study for AA4500 for the treatment of Peyronie’s Disease in the second half of 2006.

Information concerning select assumptions will be discussed during the conference call today, March 7, 2006 at 10:00 a.m. ET.

Fourth Quarter and Full Year 2005 Financial Detail

For the quarter ended December 31, 2005, Auxilium reported net revenues of $12.9 million compared to net revenues of $7.6 million in the fourth quarter of 2004, an increase of 70%. For fiscal year 2005, net revenues totaled $42.8 million compared to net revenues of $27.0 million for the year 2004, an increase of 58%. Included in the net revenue amounts for the fourth quarter and full year 2005 are revenues recognized from the amortization of up-front and milestone payments previously received from its licensees of Testim outside the U.S. of $0.2 million and $0.5 million, respectively.

Gross margin on net sales was 70% for the quarter ended December 31, 2005 and 69% for the year ended December 31, 2005, compared to 69% and 70% for the comparable periods in 2004, respectively. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Testim. Cost of sales for the year ended December 31, 2004 would have been $0.4 million higher, and gross margin would have been 68% had purchases of a key raw material not been written-off as a research and development expense in 2002. Gross margin for the fourth quarter 2005 was favorably affected by price increases taken in late 2004 and October 2005 and lower product costs as a result of Auxilium’s renewed contract with its contract manufacturer of Testim.

Research and Development spending for the quarter ended December 31, 2005 was $6.5 million, versus $3.9 million for the comparable period of 2004. For the year ended December 31, 2005, the total spent on Research and Development was $24.3 million, compared to $16.0 million for the same period 2004. Higher spending for both periods was driven primarily by manufacturing development and scale up costs for AA4500 and AA2600 and clinical development related to Testim Phase IV studies in hypogonadal men with type II diabetes.

Selling, general and administrative costs for the quarter ended December 31, 2005 were $13.5 million, compared to $8.4 million in the comparable 2004 period. The increase in this cost base was primarily caused by an increased commitment to Testim promotional costs, specifically the Oscient co-promotion and increased out of pocket spending associated with Testim. For the year ended December 31, 2005 the total expense was $43.9 million versus $31.2 million for the comparable period in 2004. In addition to the spending associated with the Oscient co-promotion of Testim and out-of-pocket marketing costs for Testim, 2005 costs reflect the increases in the number of sales representatives and sales management hired in the latter portion of 2004 and supplemental support and management functions for its sales field force during 2005. There were also increases in costs associated with moving the headquarters for Auxilium to its current location in Malvern, severance payments and recruiting fees, the previously disclosed internal investigation and the full-year impact of being a publicly traded company.

As part of the June 30, 2005 private placement, Auxilium recorded a liability for the fair value of warrants to purchase approximately 2.1 million shares of common stock equal to $6.2 million, which was calculated using a Black-Scholes valuation model. The fair value of the financing-related liability was recalculated at each balance sheet date, with the non-cash change in the fair value reported in the consolidated statement of operations as “other income (expense), net.” On December 30, 2005, Auxilium amended all of the share purchase agreements with investors in the June 30, 2005 private placement in such a manner that the warrants can now be permanently re-classified into the equity section of the balance sheet. This treatment eliminates the need for Auxilium to recalculate the fair value of this liability and recognize any increases or decreases in the consolidated statement of operations in 2006 and beyond. Prior to reclassifying the fair value of this warrant liability into the equity section of the balance sheet Auxilium performed a final fair value calculation of the warrants and recognized a non cash expense of $0.7 million for the quarter ended December 31, 2005. This amount was charged to “other income (expense), net” in the quarter ended December 31, 2005. For the year ended December 31, 2005, Auxilium recorded $1.2 million of Other Expense. This reflects a total of $1.0 million non-cash charges related to the above described warrant liability and $0.2 million related to a portion of the $1.4 million in placement agent fees and transaction costs associated with the June 30, 2005 private placement which were allocated to the value of the warrants. There were no comparable expenses incurred in 2004.

For the quarter ended December 31, 2005, Auxilium reported a net loss applicable to common stockholders of $(11.0) million compared to a net loss applicable to common stockholders of $(6.9) million for the comparable period in 2004. For the year ended December 31, 2005, Auxilium’s net loss applicable to common stockholders was $(38.3) million, compared to a net loss of $(29.1) million for the comparable period in 2004. Auxilium reported, on a GAAP basis, basic and diluted net loss per common share of $(.38) and $(1.54) for the fourth quarter and year ended December 31, 2005, respectively, as compared to $(0.34) and $(3.11) for the comparable periods in 2004, respectively. Pro forma basic and diluted net loss per common share was $(1.65) for the year ended December 31, 2004. This pro forma amount assumes the conversion of Auxilium’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2004, even though the actual conversion did not take place until the closing of Auxilium’s initial public offering on July 28, 2004.

As of December 31, 2005, Auxilium had $56.7 million in cash, cash equivalents and short-term investments, compared to $64.6 million at September 30, 2005.

All information contained in this release is subject to the completion of Auxilium’s annual audit by its independent public accountants.

Conference Call

Auxilium will hold a conference call today, March 7, at 10:00 a.m. EST, to discuss fourth quarter and full year 2005 results, as well as the guidance it has provided for 2006. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until March 14, 2006.

Conference call details:
Date:	Tuesday, March 7, 2006
Time:	10:00 a.m. ET
Dial-in (U.S.):	800-811-0667
Dial-in (International):	913-981-4901
Web cast:	http://www.auxilium.com

To access an audio replay of the call:
Access number (U.S.):	888-203-1112
Access number (International):	719-457-0820
Conference ID#:	3124677

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on developing and marketing products for urology, sexual health and other indications within specialty markets. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 120-person sales and marketing team. Auxilium has five projects in clinical development. Auxilium believes that AA4500, an injectable enzyme, has completed Phase II of development for the treatment of Dupuytren’s Disease and is in Phase II of development for the treatment of Peyronie’s Disease and Frozen Shoulder Syndrome (Adhesive Capsulitis). Auxilium believes that its testosterone replacement transmucosal film product candidate for the treatment of hypogonadism (AA2600) has completed Phase II of development and is about to enter Phase III of development. Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA2010) is in Phase I of development. Auxilium has two pain products using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to six additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system, options to all indications using AA4500 for non-topical formulations, and other products for urology and sexual health. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding:

•	Auxilium’s expected financial performance during 2006 and the financial milestones that it may achieve for 2006, including 2006 net revenues, research and development spending, selling, general and administrative expenses, and net loss;

•	the timing for the commencement of various clinical trials for Auxilium’s product candidates during 2006, if at all;

•	the effect of market awareness on Testim’s growth;

•	planned capital expenditures; and

•	the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from generic products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	growth in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Factors That May Affect Future Results” in Auxilium’s Form-10-K for the year ended December 31, 2004, and Form 10-Q for the quarterly period ended September 30, 2005, each of which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net revenues	$12,938	$7,615	$42,804	$27,025
Operating expenses:
Cost of goods sold	3,863	2,384	13,119	8,148
Research and development	6,450	3,910	24,301	15,993
Selling, general, and administrative	13,508	8,427	43,935	31,210

	23,821	14,721	81,355	55,351

Loss from operations	(10,883)	(7,106)	(38,551)	(28,326)
Interest income (expense), net	572	189	1,496	(192)
Other income	(738)	—	(1,203)	—

Net loss	(11,049)	(6,917)	(38,258)	(28,518)
Accretion of redeemable convertible preferred stock	—	—	—	(395)
Deemed dividend to warrant holders	—	—	—	(173)

Net loss applicable to common stockholders	$(11,049)	$(6,917)	$(38,258)	$(29,086)

Basic and diluted net loss per common share	$(0.38)	$(0.34)	$(1.54)	$(3.11)

Weighted average common shares outstanding	29,129,000	20,533,331	24,913,087	9,361,153

	As of December 31,
	2005	2004
	(In thousands)
	(Unaudited)
Selected Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$56,730	$46,807
Working capital	47,052	42,028
Total assets	72,695	61,040
Other long-term liabilities	11,578	8,823
Total stockholders’ equity	39,873	36,244

AUXILIUM PHARMACEUTICALS, INC.

Reconciliation of Basic and Diluted Net Loss Per Common Share to Pro Forma Basic and Diluted Net Loss Per Common Share

(In thousands, except share and per share amounts)

(Unaudited)

	Year Ended December 31, 2004
	As Reported	Pro Forma Adjustments (1)	Pro Forma
Numerator:
Net loss	$(28,518)	$—	$(28,518)
Accretion of redeemable convertible preferred stock	(395)	395	—
Deemed dividend to warrant holders	(173)	—	(173)

Net loss applicable to common stockholders	(29,086)	395	(28,691)

Denominator:
Weighted-average common shares outstanding	9,402,776	8,066,342	17,469,118
Weighted-average unvested common shares subject to repurchase	(41,623)	—	(41,623)

Shares used in calculating net loss applicable to common stockholders per share	9,361,153	8,066,342	17,427,495

Basic and diluted net loss per common share	$(3.11)	$1.46	$(1.65)

(1)	Pro forma adjustments assume the conversion of Auxilium’s redeemable convertible preferred stock immediately prior to January 1, 2004 and the removal of the related accretion to its redemption value.